Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2018 (except for the matter described in Note 15, fifth paragraph, as to which the date is May 2, 2018) with respect to the consolidated financial statements of Delcath Systems, Inc. included in the Current Report on Form 8-K dated October 24, 2018. We have also issued our report dated March 16, 2018 with respect to the internal control over financial reporting of Delcath Systems, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2017. Both reports are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

New York, New York

December 14, 2018